2015 Global Sales Incentive Plan

Company: Arista Networks ("Arista" or "The Company")
Plan: Arista Networks 2015 Global (SVP) Sales Incentive Plan ("Plan")
Term: January 1, 2015 through December 31, 2015.
This Plan supersedes all previous Sales Incentive plans.
Participant: Arista employee eligible to participate in this Plan, who has returned to Arista, this signed agreement indicating acceptance of its terms.
Sales Assignment: The Plan will include Sales Assignment of all Participants of the Arista Sales Incentive Plan. Each Participant will have a Sales Assignment that may include one or more or a combination of the following:
* A geographic region in which the products/services will be sold.
* A specific set of accounts.
* A specific set of products or services.
The company reserves the right to change Assignments at any time.
Commission: Commission is computed on all product and service billings that are recognized in the general ledger of the Company under the terms of the Company's accounting policies. The commission schedule is documented in Appendix A. Arista at its sole discretion may split commissions in the case of a sale that involved multiple Participants.
Payments: Commission shall not be deemed "earned" until 30 days following the last day of the quarter in which the customer has been invoiced by the Company, and will be paid in the month following the date upon which it was earned.
Reductions: Arista reserves the right to deduct from future commission payments, any commission paid in connection with:
(a) Shipped Products or Services that are returned,
(b) Billings that Arista has been unable to collect payment within 90 days, or
(c) Customer receivables that are written off.
Termination: In case of termination of employment, Participant will be paid all commissions earned but unpaid as of the termination date.
Business Conduct: Participant's eligibility will be immediately suspended in the event of non-compliance with Arista's Code of Business Conduct. No commission payments shall be earned or due on sales that violate any applicable laws or Arista's Code of Business Conduct. In addition, Participant must not enter into, and will not be eligible for any commissions associated with, non-standard terms and conditions of sales, extended warranty or payment terms, side agreements or any other changes to Arista quotes, terms or conditions that are not approved in writing by Arista management.
Arbitration: Disagreements regarding commission payments shall be submitted to Arista for resolution. If resolution is not achieved, Participant and Company agree to resolve any dispute relating to this Plan via final and binding arbitration. Binding arbitration will be conducted in Santa Clara County, California, or local tribunal in the international country in accordance with Rules and Regulations of the American Arbitration Association for the Resolution of Employment Disputes. Arbitration shall be in lieu of any civil litigation, including trial by jury, and the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having proper jurisdiction. Each party shall be responsible for its own legal fees, attorney expenses and other costs associated with any dispute.
Section 409A: It is intended that any commission earned under this Plan will be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder and any applicable state law equivalent (collectively, "Section 409A"), pursuant to the "short-term deferral" exception under Section 409A, and any ambiguities and/or ambiguous terms herein will be interpreted to comply with the requirements of such exception or to otherwise be exempt from or comply with the requirements of Section 409A. Each payment, installment and benefit under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without consent of the Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. The Company cannot and has not guaranteed that the Internal Revenue Service ("IRS") will determine that the Plan benefits are not deferred compensation within the meaning of Section 409A. If the IRS determines that the Plan's benefits are deferred compensation, Participant shall be solely responsible for all costs related to such a determination, if any.
Plan interpretation: The CEO is responsible for the overall administration of the Plan and for determination of any amount payable under the Plan. The CEO has the discretion to interpret or construe ambiguous or unclear terms in the Plan, whose interpretation or construction shall be final and conclusive. The CEO will resolve any and all questions regarding interpretation and/or administration of the Plan.
Jurisdiction: This Plan shall be governed by the laws of the State of California, without regard to the conflict of laws provisions thereof.
Miscellaneous: In the event any provisions hereof become unenforceable or void, the other terms herein will continue in full force and effect.
Other Terms: This Plan has no effect on the at-will employment relationship between the parties.
Confidentiality: This Plan is deemed Confidential to the Company.